Exhibit 5.2

Machado Meyer Advogados Ed. Seculum II - Rua José Gonçalves de Oliveira, nº 116, 5º andar São Paulo, SP +55 (11) 3150-7000

São Paulo, November 2, 2021.

To:

Inter Platform, Inc.

PO Box 309, Ugland House,

Grand Cayman KY1-1104

Cayman Islands

Ladies and Gentlemen:

We have acted as Brazilian legal counsel for Inter Platform, Inc (“Company”) in connection with the issuance by Banco Bradesco S.A. (the “Depositary”), with its principal place of business at Cidade de Deus, 1º andar do Prédio Amarelo, CEP 06029-900, City of Osasco, State of São Paulo (SP), registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 60.746.948.0001-12, of security deposit certificates denominated Brazilian Depositary Receipts (“BDR” or “BDRs”), each one representing one Class A share issued by the Company, to be delivered to the holders of common shares (ações ordinárias), preferred shares (ações preferenciais), and units (each of which represents one common share and two preferred shares) of Banco Inter S.A. (“Inter” and the “Inter Securities”) which tender their Inter Securities in Proposed Transaction (as such term is defined in the Registration Statement), implemented by and between Inter and Inter Holding Financeira S.A., Inter’s direct controlling shareholder and controlled by the Company, as described in the registration statement on Form F-4(the “Registration Statement”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

For the purpose of giving this opinion, we have examined all documents as we have considered desirable for such purpose, including originals, photostatic copies or copies authenticated to our satisfaction of such corporate records of the Company and the Depositary, certificates of public officials, officers of the Company and the Depositary and other persons and such others documents, agreements and instruments and such matters of law as we have deemed necessary or appropriate in connection with the opinions hereinafter expressed.

We have not made any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of the laws of Brazil as of the date hereof and documents prepared, ruled and executed according to the laws of Brazil, and not in respect of any other laws or documents.

In our examination, and in rendering the opinions expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, the due authority of the parties thereto and the validity and enforceability of such documents executed under the laws of any jurisdiction other than Brazil.

In addition, we have assumed (1) the due authorization, execution and delivery of each of the Transaction Documents by each of the parties thereto (other than the Depositary), (2) that the performance thereof is within the capacity and powers of each of the parties thereto (other than the Depositary), (3) the validity and enforceability of each of the related documents under the laws to which such documents are expressed to be governed (other than the laws of Brazil) and, insofar as any obligation expressed to be incurred under any of the related documents is to be performed in or is otherwise subject to the laws of any jurisdiction (other than Brazil), the legality of such performance under the laws of such jurisdiction, (4) that each of the parties to the related documents (other than the Depositary) has been duly organized and established and is validly existing under the laws of the jurisdiction of its incorporation at the date of execution of the relevant documents, (5) that each of the parties to the relevant documents (other than the Depositary) has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under such of the relevant documents to which it is a party, and (6) that there are no other documents, agreements or other arrangements involving any of the parties to the related documents that may in any way affect the opinions expressed herein.

Based on the above assumptions and subject to the reservations set out below, we are of the opinion that:

a)	the Depositary is a sociedade por ações duly incorporated and validly existing under the laws of Brazil, with full corporate power and authority to enter the agreements related to the issuance of the BDRs;

b)	this opinion relates to the issuance of the BDRs after the date hereof. The issuance of the BDRs is conditioned on the implementation of the Proposed Transaction and compliance by the Company with the provisions in the “Contrato de Prestação de Serviços de Banco Emissor e Depositário de Brazilian Depositary Receipt”, entered by and between the Company and Depositary (the “Deposit Agreement”), in particular the prior deposit of the Class A shares underlying the BDRs to be carried out by the Company (or third party on behalf and at order of the Company) with the Depositary. By effect thereof, such BDRs to be issued by the Depositary will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Brazil; and

c)	The BDRs shall grant to their holders the same rights and advantages of the underlying Class A Shares, with the following observations: (i) BDR holders shall not be direct shareholders of the Company; (ii) the exercise of the rights granted to BDR holders is subject to the terms and conditions established in the Deposit Agreement; and (iii) the exercise of the rights granted to BDR holders is subject to restrictions established by the applicable Brazilian laws and regulations.

This opinion is further subject to the following qualifications:

a)	in the event that any suit is brought against the Depositary in Brazil, (i) certain court costs and deposits to guarantee judgment may be due from the plaintiff, and (ii) for the purposes of a bankruptcy request, the defendant may be entitled to damages if such request is found to be made in bad faith (má-fé);

b)	enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors; (ii) possible unavailability of specific performance, summary proceeding (processo executivo) or injunctive relief; and (iii) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa). Enforcement of indemnification provisions may be limited by considerations of public policy;

c)	any provisions of any of the Deposit Agreement providing that any specification or determination will be conclusive and binding will not be conclusive and binding if such specification or determination is fraudulent and will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party;

d)	we express no opinion as to the validity or enforceability of contractual provisions exculpating or exempting a party from, or requiring indemnification of a party for its own action or inaction, to the extent such action or inaction involves gross negligence or willful or unlawful conduct (culpa or dolo); and

e)	if any suit is brought against the Depositary, service of process upon the Depositary, if made in Brazil, must be effected in accordance with Brazilian law.

We are only admitted to practice law in Brazil and the opinions expressed herein are limited to the laws of Brazil as in force on the date hereof. The phrase “to our knowledge” and similar expressions as used herein refer to the actual knowledge of the individual lawyers in the firm who have participated directly and substantially in the specific transaction to which this opinion relates.

This opinion is being furnished by us, as Brazilian counsel to the Company, solely for the use and benefit of the addressee in connection with the Proposed Transaction and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose or by any other person. Notwithstanding the foregoing, we hereby consent to the filing of this opinion, for information purposes only, as an exhibit to the Registration Statement and to the use of our name under the captions “Legal matters” and “Enforceability of Civil Liabilities” in the offer to exchange/prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act of 1933 or the rules and regulations of the SEC issued thereunder with respect to any part of the F-4 Registration Statement, including this opinion.

  Very truly yours,

  /s/ Machado, Meyer, Sendacz e Opice Advogados

  Machado, Meyer, Sendacz e Opice

  A d v o g a d o s

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